US Ecology Announces First Quarter 2014 Results

Strong Business Conditions Drive Record Quarterly Adjusted EBITDA; 2014 Guidance Raised on Strong Outlook and Demand

BOISE, ID -- (Marketwired - May 05, 2014) - US Ecology, Inc. (NASDAQ: ECOL) ("the Company") today reported financial results for its first quarter ended March 31, 2014.

Net income for the first quarter of 2014 was $9.4 million, or $0.43 per diluted share, up from $5.4 million, or $0.29 per diluted share, in the first quarter of 2013. Excluding foreign currency translation losses and business development expenses, adjusted earnings per diluted share grew 50% to $0.48 in the first quarter of 2014, up from $0.32 in the first quarter of 2013. Earnings per share for the first quarter of 2014 reflects the 3.0 million shares issued in December 2013. Total shares outstanding were 21.5 million at March 31, 2014.

Operating income for the first quarter of 2014 was $15.5 million, up 60% from $9.7 million in the first quarter last year. Adjusted EBITDA for the first quarter of 2014 was a record $20.3 million, up 46% from $13.9 million in the same period last year. A reconciliation of earnings per diluted share to adjusted earnings per diluted share and net income to adjusted EBITDA is attached as Exhibit A to this release.

Total revenue for the first quarter of 2014 was $53.4 million, up 24% from $42.9 million in the same quarter last year. Treatment and disposal ("T&D") revenue increased 24% reflecting a 58% increase in project-based Event Business. Transportation revenue increased 28% from the same quarter in the prior year. Recurring Base Business revenue for the first quarter of 2014 increased 4% compared to the first quarter of 2013.

Total quarterly waste volume disposed or processed was 296,000 tons in the first quarter of 2014, up 32% from 223,000 tons in the first quarter of 2013. Average selling price ("ASP") for the first quarter of 2014 decreased 6% compared to the same quarter last year, primarily due to service mix.

For the first quarter of 2014, gross profit was $22.1 million, up 44% from $15.4 million in the first quarter of 2013. Total gross margin was 41% in the first quarter of 2014, up from 36% in the same quarter last year. T&D gross margin for the first quarter of 2014 was 50%, up from 42% in the first quarter of 2013, primarily reflecting higher volumes.

Selling, general and administrative ("SG&A") expense for the first quarter of 2014 was $6.6 million compared with $5.7 million in the same quarter last year. This increase reflects higher labor and variable compensation, business development expenses and other administrative expenses supporting increased business activity. Despite the increase, as a percentage of revenue SG&A declined to 12% from 13% in the same quarter in the prior year.

The Company's effective income tax rate for the first quarter of 2014 was 35.8%, down from 37.1% for the first quarter of 2013. This decrease reflects a higher proportion of earnings from our Canadian operations, which are taxed at a lower corporate tax rate.

At March 31, 2014, cash on hand was $77.9 million with no outstanding borrowings on our lines of credit, compared with $73.9 million of cash on hand at December 31, 2013. At March 31, 2014, $80.8 million was available for future borrowings. Subsequent to the end of the quarter, the Company announced that it had entered into a definitive agreement to acquire EQ -- The Environmental Quality Company ("EQ") for $465 million. The acquisition is anticipated to close in the second or third quarter of 2014.

"Continuing, favorable business conditions and service mix drove these strong quarterly financial results," commented President and Chief Executive Officer, Jeff Feeler. "Event Business projects in the Northeast, Gulf Coast and Southwest regions continued to show strength with new opportunities building on last year's strength. Our recurring Base Business continued its steady performance. Increased waste volumes enhanced the favorable operating leverage inherent to the disposal business, pushing treatment and disposal margin up eight percentage points to 50% for the quarter."

2014 Outlook

"First quarter results continued the positive momentum seen in 2013 and puts us on track for another strong year in 2014," commented Feeler. "With a solid pipeline of opportunities developing, we now project annual adjusted earnings per share to range from $1.60 to $1.70 per share and adjusted EBITDA to range from $74 million to $78 million. This is up from our previous guidance of $1.50 to $1.60 per share of adjusted diluted earnings and adjusted EBITDA of $70 to $74 million." Estimates do not include potential accretion to adjusted EPS and increased adjusted EBITDA anticipated from the proposed acquisition of EQ, foreign currency translation gains or losses, or business development expenses.

Dividend

On April 1, 2014, the Company declared a quarterly dividend of $0.18 per common share for stockholders of record on April 21, 2014. The $3.9 million dividend was paid on April 28, 2014. As previously announced, we do not expect the anticipated acquisition of EQ to affect the Company's dividend policy.

Conference Call

US Ecology, Inc. will hold an investor conference call on Tuesday, May 6, 2014 at 9:00 a.m. Eastern Daylight Time (7:00 a.m. Mountain Daylight Time) to discuss these results and its current financial position and business outlook. Questions will be invited after management's presentation. Interested parties can join the conference call by dialing (866) 825-1709 or (617) 213-8060 and using the passcode 12600771. The conference call will also be broadcast live on our website at www.usecology.com. An audio replay will be available through May 13, 2014 by calling (888) 286-8010 or (617) 801-6888 and using the passcode 76389658. The replay will also be accessible on our website at www.usecology.com.

About US Ecology, Inc.

US Ecology, Inc., through its subsidiaries, provides radioactive, hazardous, PCB and non-hazardous industrial waste management and recycling services to commercial and government entities, such as refineries and chemical production facilities, manufacturers, electric utilities, steel mills, medical and academic institutions and waste brokers. Headquartered in Boise, Idaho, the Company is one of the oldest radioactive and hazardous waste services companies in North America.

This press release contains forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) that are based on our current expectations, beliefs and assumptions about the industry and markets in which US Ecology, Inc. and its subsidiaries operate as well as the proposed acquisition of EQ - The Environmental Quality Company. Such statements may include, but are not limited to, statements about the Company's ability to close its proposed acquisition, its ability to raise the capital necessary to complete the transaction, expected synergies from the transaction, projections of the financial results of the combined company and other statements that are not historical facts. Such statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from what is expressed herein and no assurance can be given that the Company will achieve its 2014 earnings estimates, successfully execute its growth strategy, increase market share, or declare or pay future dividends. For information on other factors that could cause actual results to differ materially from expectations, please refer to US Ecology, Inc.'s December 31, 2013 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. Many of the factors that will determine the Company's future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date such statements are made. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include a loss of a major customer or contract, compliance with and changes to applicable laws, rules, or regulations, access to cost effective transportation services, access to insurance, surety bonds and other financial assurances, loss of key personnel, lawsuits, labor disputes, adverse economic conditions, government funding or competitive pressures, incidents or adverse weather conditions that could limit or suspend specific operations, implementation of new technologies, market conditions, average selling prices for recycled materials, our ability to replace business from recently completed large projects, our ability to perform under required contracts, our ability to permit and contract for timely construction of new or expanded disposal cells, our willingness or ability to pay dividends and our ability to effectively close, integrate, and realize anticipated synergies from future acquisitions, which can be impacted by the failure of the acquired company to achieve anticipated revenues, earnings or cash flows, assumption of liabilities that exceed our estimates, potential compliance issues, diversion of management's attention or other resources from our existing business, risks associated with entering product / service areas in which we have limited experience, increases in working capital investment, unexpected capital expenditures, potential losses of key employees and customers of the acquired company and future write-offs of intangible and other assets, including goodwill, if the acquired operations fail to generate sufficient cash flows.

Investors should also be aware that while we do, from time to time, communicate with securities analysts, it is against our policy to disclose to them any material non-public information or other confidential commercial information. Accordingly, stockholders should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report. Furthermore, we have a policy against issuing or confirming financial forecasts or projections issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the responsibility of US Ecology, Inc.

                              US ECOLOGY, INC.
                     CONSOLIDATED STATEMENTS OF INCOME
                   (in thousands, except per share data)
                                (unaudited)

                                                    Three Months Ended
                                                         March 31,
                                               ----------------------------
                                                    2014           2013
                                               -------------  -------------

Revenue                                        $      53,354  $      42,899
Direct operating costs                                22,621         21,084
Transportation costs                                   8,613          6,433
                                               -------------  -------------

Gross profit                                          22,120         15,382

Selling, general and administrative expenses           6,636          5,726
                                               -------------  -------------
Operating income                                      15,484          9,656

Other income (expense):
  Interest income                                         44              5
  Interest expense                                       (86)          (221)
  Foreign currency loss                                 (940)          (938)
  Other                                                   86             97
                                               -------------  -------------
    Total other expense                                 (896)        (1,057)

Income before income taxes                            14,588          8,599
Income tax expense                                     5,227          3,193
                                               -------------  -------------
Net income                                     $       9,361  $       5,406
                                               =============  =============

Earnings per share:
    Basic                                      $        0.44  $        0.30
    Diluted                                    $        0.43  $        0.29

Shares used in earnings
per share calculation:
    Basic                                             21,475         18,320
    Diluted                                           21,586         18,407

Dividends paid per share (1)                   $        0.18  $           -
                                               =============  =============

(1) First quarter 2013 dividend was accelerated and paid in December 2012

                              US ECOLOGY, INC.
                        CONSOLIDATED BALANCE SHEETS
                               (in thousands)
                                (unaudited)

                                                 March 31,     December 31,
                                                    2014           2013
                                               -------------  -------------
Assets

Current Assets:
  Cash and cash equivalents                    $      77,918  $      73,940
  Receivables, net                                    41,678         43,636
  Prepaid expenses and other current assets            2,832          3,612
  Deferred income taxes                                  659          1,340
                                               -------------  -------------
    Total current assets                             123,087        122,528

Property and equipment, net                          116,419        114,859
Restricted cash and investments                        4,111          4,097
Intangible assets, net                                35,187         36,832
Goodwill                                              20,941         21,693
Other assets                                             411            547
                                               -------------  -------------
Total assets                                   $     300,156  $     300,556
                                               =============  =============

Liabilities and Stockholders' Equity

Current Liabilities:
  Accounts payable                             $       4,605  $       7,277
  Deferred revenue                                     7,458          8,870
  Accrued liabilities                                  7,962          8,691
  Accrued salaries and benefits                        4,872          6,957
  Income tax payable                                   5,113          4,428
  Current portion of closure and post-closure
   obligations                                           916            949
                                               -------------  -------------
    Total current liabilities                         30,926         37,172

Long-term closure and post-closure obligations        19,552         16,519
Other long-term liabilities                               58             69
Unrecognized tax benefits                                483            480
Deferred income taxes                                 13,213         14,778
                                               -------------  -------------
  Total liabilities                                   64,232         69,018

Contingencies and commitments

Stockholders' Equity
  Common stock                                           215            215
  Additional paid-in capital                         163,275        162,830
  Retained earnings                                   76,085         70,597
  Treasury stock                                        (387)          (319)
  Accumulated other comprehensive income
   (loss)                                             (3,264)        (1,785)
                                               -------------  -------------
    Total stockholders' equity                       235,924        231,538
                                               -------------  -------------
Total liabilities and stockholders' equity     $     300,156  $     300,556
                                               =============  =============

                              US ECOLOGY, INC.
                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                               (in thousands)
                                (unaudited)

                                                    Three Months Ended
                                                         March 31,
                                               ----------------------------
                                                    2014           2013
                                               -------------  -------------
Cash Flows From Operating Activities:
  Net income                                   $       9,361  $       5,406
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Depreciation and amortization of property
     and equipment                                     3,839          3,439
    Amortization of intangible assets                    352            367
    Accretion of closure and post-closure
     obligations                                         330            307
    Unrealized foreign currency loss                   1,452          1,057
    Deferred income taxes                               (460)          (716)
    Share-based compensation expense                     270            146
    Unrecognized tax benefits                              3              3
    Net (gain) loss on sale of property and
     equipment                                             8            (41)
    Changes in assets and liabilities:
      Receivables                                      1,259          1,473
      Other assets                                       882            732
      Accounts payable and accrued liabilities        (2,142)          (556)
      Deferred revenue                                (1,164)         1,269
      Accrued salaries and benefits                   (1,994)        (3,106)
      Income tax payable                                 783          3,528
      Closure and post-closure obligations              (114)        (1,043)
                                               -------------  -------------
        Net cash provided by operating
         activities                                   12,665         12,265

Cash Flows From Investing Activities:
  Purchases of property and equipment                 (4,775)        (6,752)
  Purchases of restricted cash and investments           (14)             -
  Proceeds from sale of property and equipment             6             52
                                               -------------  -------------
        Net cash used in investing activities         (4,783)        (6,700)

Cash Flows From Financing Activities:
  Dividends paid                                      (3,874)             -
  Proceeds from stock option exercises                   174          1,050
  Payments on reducing revolving line of
   credit                                                  -         (4,000)
  Deferred financing costs paid                            -           (177)
  Other                                                  (65)             2
                                               -------------  -------------
        Net cash used in financing activities         (3,765)        (3,125)

Effect of foreign exchange rate changes on
 cash                                                   (139)           (49)

Increase in cash and cash equivalents                  3,978          2,391

Cash and cash equivalents at beginning of
 period                                               73,940          2,120
                                               -------------  -------------

Cash and cash equivalents at end of period     $      77,918  $       4,511
                                               =============  =============

EXHIBIT A

Non-GAAP Results and Reconciliation

US Ecology reports adjusted EBITDA and adjusted earnings per diluted share results, which are non-GAAP financial measures, as a complement to results provided in accordance with generally accepted accounting principles in the United States (GAAP) and believes that such information provides analysts, stockholders, and other users information to better understand the Company's operating performance. Because adjusted EBITDA and adjusted earnings per diluted share are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations they may not be comparable to similar measures used by other companies. Items excluded from adjusted EBITDA and adjusted earnings per diluted share are significant components in understanding and assessing financial performance.

Adjusted EBITDA and adjusted earnings per diluted share should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Adjusted EBITDA and adjusted earnings per diluted share have limitations as analytical tools and should not be considered in isolation or a substitute for analyzing our results as reported under GAAP. Some of the limitations are:

  Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
  Adjusted EBITDA does not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt;
  Adjusted EBITDA does not reflect our income tax expenses or the cash requirements to pay our taxes;
  Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments; and
  although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements.

Adjusted EBITDA
The Company defines adjusted EBITDA as net income before interest expense, interest income, income tax expense, depreciation, amortization, stock based compensation, accretion of closure and post-closure liabilities, foreign currency gain/loss and other income/expense, which are not considered part of usual business operations. The following reconciliation itemizes the differences between reported net income and adjusted EBITDA for the three months ended March 31, 2014 and 2013:

(in thousands)                                 Three Months Ended March 31,
                                               ----------------------------
                                                    2014           2013
                                               -------------  -------------

Net Income                                     $       9,361  $       5,406
  Income tax expense                                   5,227          3,193
  Interest expense                                        86            221
  Interest income                                        (44)            (5)
  Foreign currency (gain)/loss                           940            938
  Other income                                           (86)           (97)
  Depreciation and amortization of plant and
   equipment                                           3,839          3,439
  Amortization of intangible assets                      352            367
  Stock-based compensation                               270            146
  Accretion and non-cash adjustments of
   closure & post-closure obligations                    330            307
                                               -------------  -------------
Adjusted EBITDA                                $      20,275  $      13,915
                                               =============  =============

EXHIBIT A

Non-GAAP Results and Reconciliation, continued

Adjusted Earnings Per Diluted Share
The Company defines adjusted earnings per diluted share as net income plus the after tax impact of non-cash, non-operational foreign currency gains or losses ("Foreign Currency Gain/Loss") plus the after tax impact of business development cost divided by the diluted shares used in the earnings per share calculation. The Foreign Currency Gain/Loss excluded from the earnings per diluted share calculation are related to intercompany loans between our Canadian subsidiary and the U.S. parent which have been established as part of our tax and treasury management strategy. These intercompany loans are payable in Canadian dollars ("CAD") requiring us to revalue the outstanding loan balance through our consolidated income statement based on the CAD/United States currency movements from period to period. We believe excluding the currency movements for these intercompany financial instruments provides meaningful information to investors regarding the operational and financial performance of the Company.

Business development costs relate to expenses incurred to evaluate businesses for potential acquisition or costs related to closing and integrating successfully acquired businesses. We believe excluding these business development costs provides meaningful information to investors regarding the operational and financial performance of the Company.

The following reconciliation itemizes the differences between reported net income and earnings per diluted share to adjusted net income and adjusted earnings per diluted share for the three months ended March 31, 2014 and 2013:

(in thousands, except per share
 data)                                     Three Months Ended March 31,
                                     ---------------------------------------
                                             2014                2013
                                     ------------------- -------------------

                                                     per                 per
                                                   share               share
Net income / earnings per diluted
 share                               $   9,361 $    0.43 $   5,406 $    0.29

Business development costs, net of
 tax                                       120      0.01         -         -
Non-cash foreign currency
 (gain)/loss, net of tax                   703      0.04       595      0.03
                                     --------- --------- --------- ---------

Adjusted net income / adjusted
 earnings per diluted share          $  10,184 $    0.48 $   6,001 $    0.32
                                     ========= ========= ========= =========

Shares used in earnings per diluted
 share calculation                      21,586              18,407
                                     =========           =========

Contact:
Alison Ziegler
Cameron Associates
(212) 554-5469
alison@cameronassoc.com
www.usecology.com